Exhibit 3.1
THE COMPANIES LAW (REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
FIFTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
E-COMMERCE CHINA DANGDANG INC.
(adopted by Special Resolution on November 15, 2010)
1.	The name of the Company is E-Commerce China Dangdang Inc.

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, KY1-1104, Grand Cayman, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:
(i)	(a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

	(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(ii)		To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iii)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(iv)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(vi)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.
     In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (Revised), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$100,000 divided into 548,955,840 Class A Common Shares of US$0.0001 par value each, 313,494,210 Class B Common Shares of US$0.0001 par value each, and 44,285,710 Series A Preferred Shares of US$0.0001 par value, 43,995,740 Series B Preferred Shares of US$0.0001 par value and 49,268,500 Series C Preferred Shares of US$0.0001 par value each. with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.
7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (Revised)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
E-COMMERCE CHINA DANGDANG INC.
(Adopted by Special Resolution on November 15, 2010)
1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith:

“Additional Shares” has the meaning specified in Article 6A(ii)(4)(e)(iv).

“Affiliate” means (i) in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing, (ii) in the case of an entity, a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, share having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles” means these Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors” means the persons for the time being performing the duties of auditors of the Company.

“Automatic Conversion” has the meaning specified in Article 6A(ii)(4)(b).

“Class A Common Share” means a Class A Common Share in the capital of the Company.

“Class B Common Share” means a Class B Common Share in the capital of the Company.

“Companies Laws” means The Companies Law (Revised) of the Cayman Islands, as may be amended from time to time.

“Company” means the above-named Company.

“Common Share” has the meaning specified in Article 6(A)(i) and means collectively the Class A Common Shares and the Class B Common Shares.

“Conversion Price” means the Series A Conversion Price, Series B Conversion Price and the Series C Conversion Price.

“debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors” means the directors for the time being of the Company.

“dividend” includes bonus.

“Existing Holder” has the meaning specified in Article 6A(ii)(5)(a).

“Founder Directors” has the meaning specified in Article 94.

“Liquidation Event” has the meaning specified in Article 6A(ii)(2)(a).

“Member” shall bear the meaning as ascribed to it in the Statute.

“month” means calendar month.

“Original Series A Issue Price” has the meaning specified in Article 6A(ii)(2)(a)(ii).

“Original Series B Issue Price” has the meaning specified in Article 6A(ii)(4)(a).

“Original Series C Issue Price” has the meaning specified in Article 6A(ii)(2)(a)(i).

“paid-up” means paid-up and/or credited as paid-up.

“Preferred Shares” has the meaning specified in Article 6A(i).

“Preferred Shareholder Resolution” shall mean the approval of the holders of a majority of the outstanding Preferred Shares (either at a separate class meeting of such holders or by written consent of the holders thereof).

“Qualified IPO” has the meaning specified in Article 6A(ii)(4)(b).

“registered office” means the registered office for the time being of the Company.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Conversion Price” has the meaning specified in Article 6A(ii)(4)(d).

“Series A Director” has the meaning specified in Article 94.

“Series A Preferred Shares” has the meaning specified in Article 6A(i).

“Series A Preference Amount” has the meaning specified in Article 6A(ii)(2)(a)(ii).

“Series B Conversion Price” has the meaning specified in Article 6A(ii)(4)(d).

“Series B Preferred Shares” has the meaning specified in Article 6A(i).

“Series B Preference Amount” has the meaning specified in Article 6A(ii)(2)(a)(ii).

“Series C Conversion Price” has the meaning specified in Article 6A(ii)(4)(d).

“Series C Director” has the meaning specified in Article 94.

“Series C Original Issue Date” has the meaning specified in Article 6A(ii)(4)(e)(iv).

“Series C Preferred Shares” has the meaning specified in Article 6A(i).

“Series C Preference Amount” has the meaning specified in Article 6A(ii)(2)(a)(i).

“share” includes a fraction of a share.

“Shareholders Agreement” means that certain Second Amended and Restated Shareholders’ Agreement dated June 27, 2006.

“Shares” has the meaning specified in Article 6A(i).

“Special Resolution” has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute” means the Companies Law of the Cayman Islands as amended and every statutory modification or re enactment thereof for the time being in force.

“written” and “in writing” include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice-versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.
CERTIFICATES FOR SHARES
4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Directors may authorise certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process. All certificates shall bear the following legend: “The shares evidenced by this certificate are subject to certain rights, including restrictions on transfer, as set forth in the Articles of Association of the Company.”

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.
ISSUE OF SHARES
6.	Subject to the provisions, if any, in that behalf in the Memorandum of Association and to the provisions of these Articles (and in particular Article 6A) and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.
6A(i)	CLASSES, NUMBER AND NOMINAL VALUE OF SHARES

At the date of the adoption of these Articles the authorised share capital of the Company is US$100,000, divided into 548,955,840 Class A Common Shares, nominal value US$0.0001 per share, 313,494,210 Class B Common Shares, nominal value US$0.0001 per share, (together, the “Common Shares”) and 44,285,710 Series A Preferred Shares, nominal value US $0.0001 per share (the “Series A Preferred Shares”), 43,995,740 Series B Preferred Shares, nominal value US $0.0001 per share (the “Series B Preferred Shares”) and 49,268,500 Series C Preferred Shares, nominal value US$0.0001 per share (the “Series C Preferred Shares” and collectively with the Series A Preferred Shares and the Series B Preferred Shares, the “Preferred Shares”). The Common Shares and the Preferred Shares are collectively referred to herein as the “Shares”.
(ii)	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

(1)	Dividends
(a)	Each holder of the Preferred Shares shall be entitled to receive dividends at the rate of (i) $0.0112 per share for each Series A Preferred Share, (ii) $0.0172 per share for each Series B Preferred Share and (iii) $0.0438 per share for each Series C Preferred Share (each as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor prior and in preference to any declaration or payment of any dividend (payable other than in Common Shares) on the Common Shares. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.

(b)	No dividends (other than those payable solely in the Common Shares) shall be paid on any Common Shares during any fiscal year of the Company until dividends in the amounts set forth in subsection (a) above shall have been paid or declared and set apart during that fiscal year.

(c)	After the holders of the Preferred Shares have received their full dividend preferences as set forth above, any additional dividends or distributions declared by the Board of Directors out of funds legally available therefor shall be distributed ratably among all holders of Common Shares and Preferred Shares (on an as-converted basis) as of the record date fixed for determining those entitled to receive such distribution.

(d)	In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Shares were the holders of the number of Common Shares of the Company into which their respective Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution.

(e)	Subject to the foregoing, dividends, including interim dividends, may be paid on the Common Shares or the Preferred Shares out of funds lawfully available for distribution, when and as declared by the Board of Directors.
(2)	Liquidation
(a)	In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or not, or a sale of all or substantially all of the assets or Shares of the Company, or a merger, consolidation or corporate reorganization as a result of which shareholders who own a majority of the Shares of the Company prior to such events no longer own a majority of the Shares of the Company, or the surviving, resulting or acquiring corporation, as the case may be, after such merger, consolidation or reorganization, or in the event of any distribution to Members other than a dividend (each, a “Liquidation Event”), distributions to the Members shall be made in the following priority:
(i)	Each holder of Series C Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares and Common Shares of the Company, by reason of their ownership of such shares, the amount (the “Series C Preference Amount”) of US$0.548 per share (the “Original Series C Issue Price”) for each Series C Preferred Share then held by such holder (as appropriately adjusted for any bonus issue, consolidation, subdivision, reclassification and the like subsequent to its issuance), plus an amount equal to all declared but unpaid dividends on such Series C Preferred Shares held by such holder. If, upon the occurrence of a Liquidation Event, the assets available to be distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series C Preferred Shares in proportion to the aggregate Series C Preference Amount for the Series C Preferred Shares owned by each such holder.
(ii)	After payment has been made to the holders of the Series C Preferred Shares of the full Series C Preference Amount pursuant to paragraph (i) of this Article 6A(ii)(2)(a) each holder of Series A Preferred Shares and Series B Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Shares of the Company, by reason of their ownership of such shares, (i) with respect to the Series B Preferred Shares, the amount (the “Series B Preference Amount”) of US$0.170 per share for each Series B Preferred Share then held by such holder and (ii) with respect to the Series A Preferred Shares, the amount (the “Series A Preference Amount”) of US$0.140 per share (the

“Original Series A Issue Price”) for each Series A Preferred Share then held by such holder (each as appropriately adjusted for any bonus issue, consolidation, subdivision, reclassification and the like subsequent to its issuance), plus (in each case) an amount equal to all declared but unpaid dividends on such Series B Preferred Shares or Series A Preferred Shares, as applicable, held by such holder. If, upon the occurrence of a Liquidation Event, the assets available to be distributed among the holders of the Series B Preferred Shares and Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amounts and Series A Preference Amounts, then the entire assets of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series B Preferred Shares and Series A Preferred Shares in proportion to the aggregate Series B Preference Amount and Series A Preference Amount for the Series B Preferred Shares and Series A Preferred Shares, respectively, owned by each such holder.
(iii)	After payment has been made to the holders of the Preferred Shares of the full Series C Preference Amount, Series B Preference Amount and Series A Preference Amount pursuant to paragraphs (i) and (ii) of this Article 6A(ii)(2)(a), the remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of Common Shares.
(iv)	In the event that a Liquidation Event occurs that does not constitute a liquidation, dissolution or winding-up of the Company the distributions to be made pursuant to subsection (a) above to Members holding Preferred Shares shall be effected by way of a redemption of such Preferred Shares following the occurrence of such Liquidation Event for a redemption price per share equivalent to the amount calculated under paragraphs (i) and (ii) of this Article 6(A)(ii)(2)(a).
(b)	The value of securities and property paid or distributed pursuant to this Article 6A(ii)(2) shall be computed at fair market value at the time of payment to the Company or at the time made available to Members, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or in the case of multiple listings of such securities, the primary exchange for such securities) for the date the value is to be determined (or if there are no sales for such date, then for the immediately preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the immediately preceding business day on which there were quoted prices).
(c)	Notwithstanding the foregoing, (i) the holders of a majority of the then outstanding Series A Preferred Shares and Series B Preferred Shares (voting together as a single class and on an as-converted basis) and (ii) the holders of a majority of the outstanding Series C Preferred Shares (voting separately) may elect, by vote or written consent, not to treat any sale of all or substantially all of the assets or a majority of the Shares of the Company, or any merger, consolidation or corporate reorganization as a Liquidation Event.
(d)	Notwithstanding the above, to the extent permissible under the Companies Law, for purposes of determining the amount each holder of Preferred Shares is entitled to receive with respect to a Liquidation Event, each such holder of a series of Preferred Shares shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into Common Shares immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Shares into Common Shares. If any such holder shall be deemed to have converted such holder’s Preferred Shares into Common Shares pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Shares that have not converted (or have not been deemed to have converted) into Common Shares.

(3)	Voting Rights and Attendance at General Meetings

Except as otherwise provided by these Articles, at all general meetings of the Company where a poll is requested: (a) each holder of each Class A Common Share issued and outstanding shall be entitled to one vote on all matters subject to the vote at general meetings of the Company, (b) each holder of each Class B Common Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of the Company, (c) each Existing Holder or its Affiliate shall be entitled to exercise the number of votes which such holder would have been entitled to exercise as if all the Preferred Shares held by such holder had been converted into Class B Common Shares immediately before the holding of the general meeting at the Conversion Price then in effect and (d) each holder of Preferred Shares which is not an Existing Holder or its Affiliate is entitled to exercise the number of votes which such holder would have been entitled to exercise as if all the Preferred Shares held by such holder had been converted into Class A Common Shares immediately before the holding of the general meeting at the Conversion Price then in effect. Holders of Common Shares and Preferred Shares shall be entitled to receive notice of any general meeting.
(4)	Common Share Conversion

Each Class B Common Share is convertible into one (1) Class A Common Share at any time by the holder thereof. Class A Common Shares are not convertible into Class B Common Shares or Preferred Shares under any circumstances. A conversion of Class B Common Shares to Class A Common Shares shall be effected by way of compulsory repurchase by the Company of the relevant Class B Common Shares for a redemption price equal to the original issue price for each Class B Common Share and the issue of Class A Common Shares for a subscription price equal to the redemption price for the equal number of Class B Common Shares.

If at any time Peggy Yu Yu and Guoqing Li and their Affiliates collectively own less than 5% of the total number of the issued and outstanding Class B Common Shares of the Company (taking into account all of the issued and outstanding Preferred Shares on an as-converted basis), each issued and outstanding Class B Common Share shall be automatically and immediately converted into one share of Class A Common Share, and no Class B Common Shares shall be issued by the Company thereafter.

Subject to the Statute and notwithstanding any other provisions of these Articles, upon any transfer of Class B Common Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Common Shares shall be automatically and immediately converted into the equal number of Class A Common Shares.

The Class A or Class B Common Shares to which a holder is entitled in exercising his/her right to convert:
(A)	shall be credited as fully paid;

(B)	shall rank pari passu in all respects and form one class with the Class A Common Shares or the Class B Common Shares then in issue, as applicable; and

(C)	entitle the holder to be paid an appropriate proportion of all dividends and other distributions declared, made or paid on Common Shares in respect of the calendar year in which the relevant conversion date falls, but not in respect of an earlier financial year.
(5)	Preferred Share Conversion

The holders of Preferred Shares shall have conversion rights as follows:
(a)	Right to Convert. Each holder of Preferred Shares as of September 10, 2010 (such holder being an “Existing Holder”) may in the manner specified in this Article 6A(ii)(5)(a) convert the whole or part of his holding of the Preferred Shares into Class A Common Shares or Class B Common Shares or any combination thereof at any time at the option of the holder. The conversion ratio upon which each Preferred Share is converted into Class A Common Shares or Class B Common Shares shall be the same. Each holder of Preferred Shares which is not an Existing Holder or an Affiliate of an Existing Holder may only convert the whole or part of his holding of the Preferred Shares into Class A Common Shares in the manner specified in this Article 6A(ii)(5)(a).
Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such Preferred Share as follows: (i) each Series A Preferred Share shall be convertible, in whole or in part, into Class A Common Shares or Class B Common Shares or any combination thereof at any time at the option of the holder thereof. These Common Shares shall be fully paid and non-assessable, the number of which is determined by dividing the Original Series A Issue Price by the then applicable Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion; (ii) each Series B Preferred Share shall be convertible, in whole or in part, into Class A Common Shares or Class B Common Shares or any combination thereof at any time at the option of the holder thereof. These Common Shares shall be fully paid and non-assessable, the number of which is determined by dividing US$0.215 per share (the “Original Series B Issue Price”) by the then applicable Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion; and (iii) each Series C Preferred Share shall be convertible, in whole or in part, into Class A Common Shares or Class B Common Shares or any combination thereof at any time at the option of the holder thereof. These Common Shares shall be fully paid and non-assessable Common Shares, the number of which is determined by dividing the Original Series C Issue Price by the then applicable Series C Conversion Price, determined as hereinafter provided, in effect at the time of conversion.
(b)	Automatic Conversion. Each Preferred Share held by an Existing Holder or its Affiliate shall automatically be converted into such number of fully paid non-assessable Class B Common Shares as is determined by dividing the Original Series A Issue Price, the Original Series B Issue Price or the Original Series C Issue Price, as applicable, by the then effective Conversion Price applicable to such series, and each Preferred Share held by a holder other than an Existing Holder or its Affiliate shall automatically be converted into such number of fully paid non-assessable Class A Common Shares as is determined by dividing the Original Series A Issue Price, the Original Series B Issue Price or the Original Series C Issue Price, as applicable, by the then effective Conversion Price applicable to such series, upon (i) the vote or written consent of the holders of a majority of the then outstanding Preferred Shares (voting together as a single class on an as-converted basis) or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form F-1 under the United States Securities Act of 1933, as amended, or a similar public offering of Common Shares in any other jurisdiction on a recognized securities exchange or market system outside of the United States, provided, that the aforementioned public offering (whether in the United States or in a jurisdiction outside of the United States) covering the offer and sale of Common Shares for the account of the Company to the public would result in aggregate proceeds to the Company in excess of US$30,000,000 before deduction for underwriters commissions and expenses which values all outstanding shares of the Company immediately following the first day on which Common Shares are publicly traded (based on the per share price to the public included on the cover page to the prospectus (or similar documents) related thereto) at not less than US$250,000,000 (a “Qualified IPO”) (“Automatic Conversion”).
(c)	Mechanics of Conversion. Conversion shall be effected by the redemption of the Preferred Shares being converted for an amount per share equal to the Original Series A Issue Price, Original Series B Issue Price or Original Series C Issue Price, as applicable (as appropriately adjusted for any bonus issue, consolidation, subdivision, reclassification and the like), and the application of the redemption proceeds in paying up the issue price of the Common Shares to be issued upon conversion at a price per share equal to the then applicable Conversion Price for the series of Preferred Shares being converted. No fractional Common Share shall be issued upon conversion of the Preferred Shares and the number of Common Shares to be so issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion.

Before any holder of Preferred Shares shall be entitled to convert the same into whole Common Shares and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to Article 6A(ii)(4)(b), the outstanding Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; and provided further that the Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon such Automatic Conversion unless the certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.
The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Shares, a certificate or certificates for the number and class of Common Shares which such holder shall be entitled to and elect as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificates for the Preferred Shares to be converted, or in the case of Automatic Conversion, (x) on the date of, and immediately prior to, the closing of the Qualified IPO or (y) on the effective date of, and immediately following, the vote or written consent of the requisite number of holders of Preferred Shares specified in Article 6A(ii)(4)(b)(i), as applicable, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time.

(d)	Initial Conversion Price. The price (the “Series A Conversion Price”) at which Common Shares shall be issued upon conversion of Series A Preferred Shares shall initially be the Original Series A Issue Price. The price (the “Series B Conversion Price”) at which Common Shares shall be issued upon conversion of Series B Preferred Shares shall initially be the Original Series B Issue Price. The price (the “Series C Conversion Price”) at which Common Shares shall be issued upon conversion of Series C Preferred Shares shall initially be the Original Series C Issue Price. The Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price shall be subject to adjustment as provided under Article 6A(ii)(4)(e).

(e)	Adjustments to Conversion Price.
(i)	Adjustments for Dividends, Subdivisions, Combinations or Consolidations of Common Shares. In the event the number of outstanding Common Shares shall be increased by a bonus issue of Common Shares, subdivision, or other similar transaction occurring after the date of adoption of these Articles, into a greater number of Common Shares, each of the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of Common Shares. In the event the number of outstanding Common Shares shall be decreased by a combination, consolidation, or other similar transaction occurring after the date of adoption of these Articles into a lesser number of Common Shares, each of the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of Common Shares.

(ii)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Shares entitled to receive, any distribution of securities of the Company, other than Common Shares and other than as otherwise adjusted in this Article 6A(ii)(4), then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Shares been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 6A(ii)(4) with respect to the rights of the holders of Preferred Shares. If the Company shall declare a distribution payable in securities of other persons, evidence of indebtedness (not in the nature of securities) of the Company or other persons, assets (excluding cash dividends) or options or rights not referred to above in this Article 6A(ii)(4)(e)(ii), the holders of Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares of the Company into which their Preferred Shares are convertible as of the record date fixed for determination of the holders of Common Shares of the Company entitled to receive such distribution.
(iii)	Adjustments for Reclassification, Exchange and Substitution. If the Common Shares issuable upon conversion of Preferred Shares shall be changed into the same or a different number of shares of any other class or classes, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), each of the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Shares shall be convertible into, in lieu of the number and class of Common Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes equivalent to the number and class of Common Shares that would have been subject to receipt by the holders of Preferred Shares upon conversion of such Preferred Shares immediately before that change.
(iv)	Adjustments on Issuance of Additional Shares. If the Company shall issue “Additional Shares” (as defined below) for a consideration per share less than the Series A Conversion Price, the Series B Preference Amount or the Series C Conversion Amount, as applicable, in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion, Series B Conversion Price, Series C Conversion or each, as applicable, shall be reduced concurrently with such issue, to a price (calculated to six decimal places) determined by multiplying such applicable Conversion Price by a fraction (A) the numerator of which shall be (x) the number of Common Shares outstanding immediately prior to such issue plus (y) the number of Common Shares which the aggregate consideration received by the Company for the total number of Additional Shares so issued (or deemed to be issued) would purchase at such Conversion Price; and (B) the denominator of which shall be (x) the number of Common Shares outstanding immediately prior to such issue plus (y) the number of Additional Shares so issued; provided that for purposes of this Article 6A(ii)(4)(e)(iv), all Common Shares issuable upon conversion of the outstanding Preferred Shares, all Common Shares issuable upon exercise of outstanding share options, all Common Shares reserved for issuance under the Company’s current employee share option plan, and all Common Shares issuable upon exercise or conversion of any other outstanding security or debt instrument of the Company shall be deemed to be Common Shares outstanding.

For purposes of this Article 6A(ii)(4)(e)(iv), “Additional Shares” shall mean all Common Shares issued by the Company after the date on which the first Series C Preferred Share was issued (the “Series C Original Issue Date”) other than Common Shares or other equity securities issued or issuable at any time (I) upon conversion of Preferred Shares; (II) up to 53,286,540 Common Shares (as appropriately adjusted for any bonus issue, consolidation, subdivision, reclassification and the like and subject to increase by the Board of Directors, in its sole discretion) to officers, directors, and employees of, and consultants to, the Company after the Series C Original Issue Date pursuant to share purchase or share option plans or arrangements or other incentive share arrangements designated and approved by the Board of Directors; (III) as a dividend or distribution with respect to the Preferred Shares; (IV) in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, purchase of assets or otherwise pursuant to agreements approved by the Board of Directors of the Company; (V) to strategic partners, customers or suppliers pursuant to agreements entered into by the Company primarily for non-equity financing purposes and approved by the Board of Directors of the Company; (VI) pursuant to any equipment leasing arrangements or debt financing arrangements from a bank or similar institution, or pursuant to any real property leasing arrangement, provided in each case, that such arrangements are approved by the Board of Directors of the Company and are primarily for non equity financing purposes; (VII) as described in subparagraphs (i), (ii), and (iii) of this Article 6A(ii)(4)(e); (VIII) 884,993 Series C Preferred Shares issued pursuant to the resolution of the board of directors and members of the Company passed on April 19, 2010; or (IX) and specifically exempted from this definition of “Additional Shares” by the vote or written consent of the holders of a majority of the then outstanding Series C Preferred Shares.

For the purpose of making any adjustment to either Conversion Price as provided above, the consideration received by the Company for any issue or sale of Common Shares shall be computed:
(A)	to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(B)	to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Board of Directors; and

(C)	if Common Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Shares.
If the Company (1) grants any rights or options to subscribe for, purchase, or otherwise acquire Common Shares, or (2) issues or sells any security convertible into Common Shares, then, in each case, the price per Common Share issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of Common Shares issuable on the exercise of conversion, such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of Common Shares issuable on exercise or conversion at the price per share determined under this Article 6A(ii)(4)(e)(iv), and the applicable Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of such Conversion Price will be made as a result of the actual issuance of Common Shares on the exercise of any such rights or options or the conversion of any such convertible securities.
Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Shares, the applicable Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the applicable Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number and class of Common Shares theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

(v)	[reserved.]
(f)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Article 6A(ii)(4), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price then in effect, and (iii) the number and class of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares.
(g)	Notices of Record Date.

In the event that the Company shall propose at any time:
(i)	to declare any dividend or distribution upon its Common Shares, whether in cash, property, shares, or other securities, and whether or not a regular cash dividend and whether or not out of profits or retained earnings;

(ii)	to offer for subscription pro rata to the holders of any class or series of its shares any additional shares of any class or series or other rights;

(iii)	to effect any reclassification or recapitalization of its Common Shares outstanding involving a change in the number or rights of Common Shares; or

(iv)	to merge or consolidate with or into any other company, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up;

then, in connection with each such event, the Company shall send to the holders of Preferred Shares:
(A)	at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subparagraphs (i) and (ii) of this Article 6A(ii)(4)(g); and

(B)	in the case of the matters referred to in subparagraphs (iii) and (iv) of this Article 6A(ii)(4)(g), at least 10 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier);
provided, however, that in each case such periods may be shortened or waived upon the written consent of the holders of Preferred Shares who are entitled to such notice rights or similar notice rights and who represent at least a majority of the voting power of all then outstanding Preferred Shares. Each such written notice (if any) shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Shares at the address for each such holder as shown on the books of the Company.
(h)	Issue Taxes. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.
(i)	Reservation of Common Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorised but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorised but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorised but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite Member approval of any necessary amendment to its Memorandum of Association.
(j)	Status of Converted Shares. In case any Preferred Share shall be converted pursuant to this Article 6A(ii)(4), the shares so converted shall no longer form part of the issued share capital of the Company and shall not be available for reissue.
(6)	Preferred Protective Provisions. The Company shall not (whether by merger, consolidation or otherwise) without the approval of the holders of a majority of the Preferred Shares then outstanding (voting together as a single class on an as-converted basis), do any of the following:
(a)	consummate a Liquidation Event as that term is defined in Article 6A(ii)(2)(a), if (x) the fair market value of the Company immediately prior to such Liquidation Event (and considering the effect of such Liquidation Event) is less than US$41.5 million (determined in accordance with Article 6A(ii)(2)(b) hereof) or if, (y) in connection with such Liquidation Event, the shareholders of the Company receive shares or other securities of another entity not listed on a national securities exchange or the New York Stock Exchange, or a similar foreign exchange);

(b)	authorize, create, issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series B Preferred Shares if the per share purchase price of such equity security reflects a pre-money valuation of the Company of less than US$41.5 million (determined in accordance with Article 6A(ii)(2)(b) hereof);

(c)	declare or pay any dividend or other distribution on any Common Shares or Preferred Shares of the Company;

(d)	effect a redemption or repurchase of any Common Shares or Preferred Shares of the Company (other than (i) a redemption effective as part of the conversion process undertaken pursuant to Article 6A(ii)(4)(c), (ii) a redemption on a Liquidation Event pursuant to Article 6A(ii)(2)(a), (iii) repurchases of shares at the original issue price pursuant to agreements giving the Company the right to repurchase such shares at or below cost upon the holder of such shares ceasing to provide services to the Company or (iv) in connection with the Company’s exercise of any of the rights described in Section 16.5 of the Shareholders Agreement); or

(e)	amend the Articles in a manner that is adverse to the rights, preferences and privileges of the Preferred Shares; provided, that the authorization or issuance of any security senior to, on a parity with or junior to, the Series B Preferred Shares or the Series C Preferred Shares shall not be deemed to be adverse to the rights, preferences or privileges of the Preferred Shares for purposes of this subsection (e).
(7)	Series C Preferred Protective Provisions. The Company shall not (whether by merger, consolidation or otherwise), without the approval of the holders of a majority of the Series C Preferred Shares then outstanding, do any of the following:
(a)	consummate a Liquidation Event as that term is defined in Article 6A(ii)(2)(a), if (x) the fair market value of the Company immediately prior to such Liquidation Event (and considering the effect of such Liquidation Event) is less than US$275 million (determined in accordance with Article 6A(ii)(2)(b) hereof) or if, (y) in connection with such Liquidation Event, the shareholders of the Company receive shares or other securities of another entity not listed on a national securities exchange or the New York Stock Exchange, or a similar foreign exchange);

(b)	authorize, create, issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series C Preferred Shares;

(c)	declare or pay any dividend or other distribution on any Common Shares or Preferred Shares of the Company;

(d)	effect a redemption or repurchase of any Common Shares or Preferred Shares of the Company (other than (i) a redemption effective as part of the conversion process undertaken pursuant to Article 6A(ii)(4)(c), (ii) a redemption on a Liquidation Event pursuant to Article 6A(ii)(2)(a), (iii) repurchases of shares at the original issue price pursuant to agreements giving the Company the right to repurchase such shares at cost upon the holder of such shares ceasing to provide services to the Company or (iv) in connection with the Company’s exercise of any of the rights described in Section 16.5 of the Shareholders Agreement);

(e)	amend the Articles in a manner that is adverse to the rights, preferences and privileges of the Series C Preferred Shares; or

(f)	increase the authorized number of directors of the Company (or decrease the authorized numbers of directors of the Company if such decrease would eliminate the Series C Director).
(8)	Series Protective Provisions. The Company shall not (whether by merger, consolidation or otherwise), (a) without the approval of the holders of a majority of the Series A Preferred Shares then outstanding, increase the authorized number of Series A Preferred Shares, (b) without the approval of the holders of a majority of the Series B Preferred Shares then outstanding, increase the authorized number of Series B Preferred Shares and (c) without the approval of the holders of a majority of the Series C Preferred Shares then outstanding, increase the authorized number of Series C Preferred Shares.
7.	The Company shall maintain a register of its Members. A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other persons authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant shares shall have been surrendered and cancelled. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.
TRANSFER OF SHARES
8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five days in any year.
REDEMPTION AND PURCHASE OF SHARES
11.	Subject to the provisions of the Statute and these Articles of Association, and notwithstanding the provisions set forth in Article 6A, the Company may repurchase, without the need for a resolution of the Members, Common Shares registered in the name of a person who is or was a Director, officer, employee or consultant of the Company and who has acquired such Common Shares pursuant to a Common Shares purchase agreement entered into by the Company with such person, such repurchase to be effected to the extent, in the manner and at the time or times, provided for in such agreement, it being expressly recognised that the foregoing constitutes the authorization of a manner of purchase of the Common Shares as contemplated by section 37(3) (d) of the Statute. Any other repurchase of Common Shares shall require the prior approval of a Preferred Shareholder Resolution. Save in connection with effecting a conversion, the Preferred Shares shall not be redeemable. The Company may make payment for any redemption or repurchase of shares in any manner authorised by the Statute, including out of capital.
VARIATION OF RIGHTS OF SHARES
12.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued shares of that class and the holders of a majority of the issued shares of any other class which the

Directors, in their absolute discretion (such determination to be conclusive) determine, may be affected by such variation.

13.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking senior thereto or pari passu therewith.
COMMISSION ON SALE OF SHARES
14.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.
NON-RECOGNITION OF TRUSTS
15.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.
LIEN ON SHARES
16.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.
17.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

18.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.
CALL ON SHARES
20.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
21.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

22.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

23.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.
24.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) ten per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
FORFEITURE OF SHARES
25.	(a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be canceled on such terms as the Directors think fit.
26.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

27.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

28.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum, which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.
REGISTRATION OF EMPOWERING INSTRUMENTS
29.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.
TRANSMISSION OF SHARES
30.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.
31.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
32.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.
AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF
CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE
33.	(a)	Subject to and in so far as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may:
(i)	by ordinary resolution increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	by ordinary resolution consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by ordinary resolution by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; and

(iv)	by ordinary resolution cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.
(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
34.	For the purpose of determining Members entitled to notice of or to attend or vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to attend or vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.
35.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of

Members entitled to notice of or to attend or vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

36.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to attend or vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to attend or receive notice of, attend or vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.
GENERAL MEETING
37.	(a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.
(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.
38.	(a)	The Directors may whenever they think fit, and they shall proceed to convene a general meeting of the Company on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one third of the aggregate voting power of all of the Shares of the Company entitled to attend and vote at general meetings of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing not less than one third (1/3) of the aggregate voting power of all of the Shares of the Company entitled to attend and vote at general meetings of the Company, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors shall be reimbursed to them by the Company.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF GENERAL MEETINGS
39.	At least three (3) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares (whether Preferred or Common) of the Company entitled to attend and vote thereat. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by the Members (or their proxies) holding a majority of the aggregate voting power of all of the shares (whether Preferred or Common) of the Company entitled to attend and vote thereat.

40.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.
PROCEEDINGS AT GENERAL MEETINGS
41.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; the holders of a majority of the aggregate voting power of all of the Shares entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural person by its duly authorised representative shall be a quorum.

42.	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

43.	A resolution (including a Special Resolution) in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:
(a)	in the case of a Special Resolution, it is signed by all Members required for such written Special Resolution to be deemed effective under the Statute; or

(b)	in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all shares entitled to vote thereon were present and voted (calculated in accordance with Article 53 (or, being companies, signed by their duly authorised representative).
44.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company entitled to attend and vote thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member entitled to vote thereat.

45.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

46.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

47.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

48.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

49.	The demand for a poll may be withdrawn.

50.	Except as provided in Article 52, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

51.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.
VOTES OF MEMBERS
52.	Subject to any rights or restrictions for the time being attached to any class or classes of shares (and in particular to Article 6A), on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

53.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

54.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis; or other persons may vote by proxy.

55.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

56.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

57.	On a poll or on a show of hands votes may be given either personally or by proxy.
PROXIES
58.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

59.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

60.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

61.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

62.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

63.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.
DIRECTORS
64.	There shall be a Board of Directors consisting of not more than five persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time by ordinary resolution and subject to Article 6A(ii)(5)(f), increase or reduce the limit in the number of Directors.

65.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day.

66.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

67.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

68.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

69.	Intentionally omitted.

70.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

71.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

72.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 72 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
ALTERNATE DIRECTORS
73.	Subject to the exception contained in Article 82, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office.

Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.
POWERS AND DUTIES OF DIRECTORS
74.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting; PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and PROVIDED FURTHER that the Directors shall undertake none of those acts described in Article 6A(ii)(5) without the prior approval of the holders of a majority of the Preferred Shares as therein provided.

75.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

76.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

77.	The Directors shall cause minutes to be made in books provided for the purpose:
(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

78.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

79.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
MANAGEMENT
80.	(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.
(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.
MANAGING DIRECTORS
81.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

82.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
PROCEEDINGS OF DIRECTORS
83.	Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting.

84.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least four days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED that if notice is given in person, by cable, telex, telecopy electronic transmission, electronic mail or by similar means the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be and PROVIDED FURTHER that notice may be waived before, after, or at the meeting by the vote or consent of at least two-thirds of the Directors. Meetings of the Directors may be adjourned by the Chairman or the Alternate Chairman. The provisions of Article 40 shall apply mutatis mutandis with respect to notices of meetings of Directors.

85.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be four and shall include the Chairman or the Alternate Chairman, a Director and his appointed alternate Director being considered only one person for this purpose. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

86.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

87.	The Members (voting together as a single class on an as-converted basis) shall elect a Chairman of the Board and an Alternate Chairman and determine the period for which he or she is to hold office. If at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Alternate Chairman shall serve as Chairman of the meeting or may adjourn the meeting.

88.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

89.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present.

90.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

91.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.
92.	(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 59-61 shall mutatis mutandis, apply to the appointment of proxies by Directors.
VACATION OF OFFICE OF DIRECTOR
93.	The office of a Director shall be vacated:
(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.
APPOINTMENT AND REMOVAL OF DIRECTORS
94.	Each of the Members agrees that such Member will vote, or caused to be voted, all Shares of the Company now or hereafter owned or held of record by such Member or its affiliate, at each annual or special general meeting at which Directors of the Company are to be elected, in favor of, or to take all actions by written consent in lieu of any such general meeting as are necessary to cause the election or re-election as members of the Board of Directors of the Company, and during such period, to continue in office, two (2) persons (one of whom shall be the Chairman and the other of whom shall be the Alternate Chairman) designated by the holders of a majority of the then outstanding Common Shares (voting separately), (the “Founder Directors”), one (1) person designated by the holders of a majority of the then outstanding Series A Preferred Shares (voting separately), (the “Series A Director”), one (1) person designated by the holders of a majority of the then outstanding Series C Preferred Shares (voting separately) (the “Series C Director”) and one (1) independent person designated by the vote of a majority of other members of the Board of Directors (including the Founder Directors, the Series A Directors and the Series C Directors).
95.	(a)	The Members and the Company shall take all such reasonable actions as may be necessary or appropriate to cause the designees set forth in Article 94 to be elected or re-elected as Directors and to otherwise effect the intent of the provisions of Article 94. Each Member agrees that it will either attend such meeting or execute a proxy for such meeting each time a vote is taken with respect to the matters set forth in Article 94.

(b)	No Member shall vote to remove any Director designated in accordance with the aforesaid procedure unless the Members entitled to designate such Director so vote, and if the Members entitled to so designate so vote, then the other Members shall likewise so vote. If the Members entitled to designate a Director shall notify the other Members of their desire to remove any Director previously designated by such designating Members and elected in accordance with Article 94, each Member hereby agrees promptly to vote all Shares of the Company owned or held of record by it and to take all such other reasonable actions as may be necessary or appropriate to effect such removal in accordance with such request.
PRESUMPTION OF ASSENT
96.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.
SEAL
97.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)	The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the

Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
OFFICERS
98.	The Company may have a Chief Executive Officer, a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.
DIVIDENDS, DISTRIBUTIONS AND RESERVE
99.	Subject to the Statute and to Article 6A, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor. Dividends on the Common Shares (other than dividends payable solely in Common Shares) shall only be paid with the prior approval of a Preferred Shareholder Resolution.

100.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

101.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

102.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

103.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

104.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

105.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

106.	No dividend or distribution shall bear interest against the Company.
CAPITALISATION
107.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT
108.	The Directors shall cause proper books of account to be kept with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

109.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

110.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
AUDIT
111.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

112.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

113.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

114.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.
NOTICES
115.	Notices shall be in writing and may be given by the Company or any person entitled to give notice to any Member either personally or by sending it by post, cable, telex, telecopy, electronic transmission, electronic mail or similar means to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.
116.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of seven days after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by cable, telex, or telecopy, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.
117.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

118.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

119.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:
(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.
No other person shall be entitled to receive notices of general meetings pursuant to these Articles of Association.
WINDING UP
120.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members, subject to the provisions of Article 6A(ii)(2). The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

121.	If the Company shall be wound up, the assets available for distribution amongst the Members shall be distributed in accordance with Article 6A(ii)(2).
INDEMNITY
122.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets, of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.
AMENDMENTS OF ARTICLES
123.	Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.
FINANCIAL YEAR
124.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
TRANSFER BY WAY OF CONTINUATION
125.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.